July 3, 1996



Continental Airlines, Inc.
2929 Allen Parkway, Suite 2010
Houston, Texas 77019

Continental Airlines Finance Trust
do Continental Airlines, Inc.
2929 Allen Parkway, Suite 2010
Houston, Texas 77019


Ladies and Gentlemen:

          I am Senior Vice President, General Counsel and Secretary of Continental Airlines, Inc., a Delaware corporation (the "Company"). You have requested my opinion in my capacity as General Counsel of the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of resales of (i) the 8 1/2% Convertible Trust Originated Preferred Securities SM (the "Preferred Securities") of Continental Airlines Finance Trust, a Delaware statutory business trust (the "Trust"), (ii) the Company's 8 1/2% Convertible Subordinated Debentures Due 2020 (the "Debentures") issued under the indenture dated as of November 28, 1995, between the Company and Wilmington Trust Company, as trustee, as it may be amended from time to time (the "Indenture"), (iii) the Preferred Securities Guarantee, as it may be amended from time to time (the "Guarantee"), of the Company and (iv) the shares (the "Conversion Shares") of the Company's Class B common stock, $.01 par value, into which the Debentures are convertible. The Preferred Securities, the Debentures, the Guarantee and the Conversion Shares are being registered under a registration statement of the Company and the Trust (File No.333-04601) on Form S-3 (the "Registration Statement") under the Act which has been filed with the Securities and Exchange Commission.

          I have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such instruments and other documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

          Based on the foregoing, it is my opinion that the Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and reserved for issuance and, upon issuance thereof on conversion of the Debentures in accordance with the Indenture and the terms of the Debentures at conversion prices at or in excess of the par value of such Conversion Shares, will be validly issued, fully paid and nonassessable.

          I express no opinion other than as to the General
Corporation Law of the State of Delaware.

          The opinion expressed herein is rendered solely for the benefit of the Company in connection with the filing of the Registration Statement. This opinion may not be used or relied upon by any other person, nor may this letter or any copy thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without my prior written consent.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" therein. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.



                              Very truly yours,

                              /s/ Jeffery A. Smisek